The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(2)

Registration Statement Nos. 333-270004 and 333-270004-01

Subject to Completion. Dated March 12, 2024.

Pricing Supplement to the Prospectus and Prospectus Supplement, each dated April 13, 2023, the Underlying Supplement No. 1-I dated April 13, 2023 and the Product Supplement No. 4-I dated April 13, 2023

JPMorgan Chase Financial Company LLC

Medium-Term Notes, Series A
$
Capped Enhanced Participation Equity Notes due 2026
(Linked to the iShares® MSCI USA Quality Factor ETF)

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

The notes will not bear interest. The amount that you will be paid on your notes on the stated maturity date (March 17, 2026, subject to adjustment) is based on the performance of the iShares® MSCI USA Quality Factor ETF (which we refer to as the underlier) as measured from and including the trade date (on or about March 13, 2024) to and including the determination date (March 13, 2026, subject to adjustment). If the final underlier level on the determination date is greater than the initial underlier level (set on the trade date), the return on your notes will be positive, subject to the maximum settlement amount (expected to be between $1,213.30 and $1,250.50 for each $1,000 principal amount note). If the final underlier level is less than the initial underlier level, the return on your notes will be negative. You could lose your entire investment in the notes. Any payment on the notes is subject to the credit risk of JPMorgan Chase Financial Company LLC (“JPMorgan Financial”), as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.

To determine your payment at maturity, we will calculate the underlier return, which is the percentage increase or decrease in the final underlier level from the initial underlier level. On the stated maturity date, for each $1,000 principal amount note, you will receive an amount in cash equal to:

•	if the underlier return is positive (the final underlier level is greater than the initial underlier level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) 3.00 times (c) the underlier return, subject to the maximum settlement amount; or
•	if the underlier return is zero or negative (the final underlier level is equal to or less than the initial underlier level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the underlier return. You will receive less than $1,000 if the final underlier level is less than the initial underlier level.

Your investment in the notes involves certain risks, including, among other things, our credit risk. See “Risk Factors” on page S-2 of the accompanying prospectus supplement, “Risk Factors” on page PS-11 of the accompanying product supplement and “Selected Risk Factors” on page PS-12 of this pricing supplement.

The foregoing is only a brief summary of the terms of your notes. You should read the additional disclosure provided herein so that you may better understand the terms and risks of your investment.

If the notes priced today and assuming a maximum settlement amount equal to the middle of the range listed above, the estimated value of the notes would be approximately $975.10 per $1,000 principal amount note. The estimated value of the notes, when the terms of the notes are set, will be provided in the final pricing supplement and will not be less than $965.10 per $1,000 principal amount note. See “Summary Information — The Estimated Value of the Notes” on page PS-7 of this pricing supplement for additional information about the estimated value of the notes and “Summary Information — Secondary Market Prices of the Notes” on page PS-8 of this pricing supplement for information about secondary market prices of the notes.

Original issue date (settlement date): on or about March 20, 2024

Original issue price: 100.00% of the principal amount

Underwriting commission/discount: up to 1.87% of the principal amount*

Net proceeds to the issuer:          % of the principal amount

See “Summary Information — Supplemental Use of Proceeds” on page PS-8 of this pricing supplement for information about the components of the original issue price of the notes.

*J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to an unaffiliated dealer. In no event will these selling commissions exceed 1.87% of the principal amount. See “Plan of Distribution (Conflicts of Interest)” on page PS-86 of the accompanying product supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement, the accompanying product supplement, the accompanying underlying supplement, the accompanying prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Pricing Supplement dated March     , 2024

The original issue price, fees and commissions and net proceeds listed above relate to the notes we sell initially. We may decide to sell additional notes after the date of this pricing supplement, at issue prices and with fees and commission and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the price you pay for your notes.

We may use this pricing supplement in the initial sale of the notes. In addition, JPMS or any other affiliate of ours may use this pricing supplement in a market-making transaction in a note after its initial sale. Unless JPMS or its agents inform the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

SUMMARY INFORMATION

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

●           Product supplement no. 4-I dated April 13, 2023:

http://www.sec.gov/Archives/edgar/data/19617/000121390023029539/ea152803_424b2.pdf

●           Underlying supplement no. 1-I dated April 13, 2023:

http://www.sec.gov/Archives/edgar/data/19617/000121390023029543/ea151873_424b2.pdf

●           Prospectus supplement and prospectus, each dated April 13, 2023:

http://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

Key Terms

Issuer: JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.

Guarantor: JPMorgan Chase & Co.

Underlier: the iShares® MSCI USA Quality Factor ETF (Bloomberg symbol, “QUAL UF Equity”). The accompanying product supplement refers to the underlier as the “Fund.”

Underlying index: the MSCI USA Sector Neutral Quality Index, as maintained by MSCI Inc.

Principal amount: each note will have a principal amount of $1,000; $          in the aggregate for all the offered notes; the aggregate principal amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this pricing supplement

Purchase at amount other than principal amount: the amount we will pay you at the stated maturity date for your notes will not be adjusted based on the price you pay for your notes, so if you acquire notes at a premium (or discount) to the principal amount and hold them to the stated maturity date, it could

PS-3

affect your investment in a number of ways. The return on your investment in the notes will be lower (or higher) than it would have been had you purchased the notes at the principal amount. Also, the cap level would be triggered at a lower (or higher) percentage return than indicated below, relative to your initial investment. See “Selected Risk Factors — Risks Relating to the Notes Generally — If You Purchase Your Notes at a Premium to the Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at the Principal Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected” on page PS-13 of this pricing supplement.

Payment on the stated maturity date: for each $1,000 principal amount note, we will pay you on the stated maturity date an amount in cash equal to:

•	if the final underlier level is greater than or equal to the cap level, the maximum settlement amount;
•	if the final underlier level is greater than the initial underlier level but less than the cap level, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the upside participation rate times (c) the underlier return; or
•	if the final underlier level is equal to or less than the initial underlier level, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the underlier return. You will receive less than $1,000 if the final underlier level is less than the initial underlier level.

Initial underlier level (to be set on the trade date and will be the closing level of the underlier on the trade date): $ . The accompanying product supplement refers to the initial underlier level as the “Initial Value.”

Final underlier level: the closing level of the underlier on the determination date. In certain circumstances, the closing level of the underlier will be based on the alternative calculation of the underlier described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)” on page PS-45 of the accompanying product supplement or “The Underlyings — Funds — Discontinuation of a Fund; Alternate Calculation of Closing Price and Trading Price” on page PS-74 of the accompanying product supplement. The accompanying product supplement refers to the final underlier level as the “Final Value.”

Underlier return: the quotient of (i) the final underlier level minus the initial underlier level divided by (ii) the initial underlier level, expressed as a percentage

Upside participation rate: 3.00

Cap level (to be provided in the final pricing supplement): expected to be between 107.11% and 108.35% of the initial underlier level

Maximum settlement amount (to be provided in the final pricing supplement): expected to be between $1,213.30 and $1,250.50

Trade date: on or about March 13, 2024

Original issue date (settlement date): on or about March 20, 2024

Determination date: March 13, 2026, subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)” on page PS-45 of the accompanying product supplement

Stated maturity date: March 17, 2026, subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Payment Date” on page PS-45 of the accompanying product supplement. The accompanying product supplement refers to the stated maturity date as the “maturity date.”

PS-4

No interest: The offered notes will not bear interest.

No listing: The offered notes will not be listed on any securities exchange or interdealer quotation system.

No redemption: The offered notes will not be subject to redemption right or price dependent redemption right.

Closing level: as described under “The Underlyings — Funds — Price of One Share of a Fund” on page PS-70 of the accompanying product supplement. The accompanying product supplement refers to the closing level as the “closing price.”

Share adjustment factor: the share adjustment factor is referenced in determining the closing level of the underlier and is set initially at 1.0 on the trade date. The share adjustment factor is subject to adjustment upon the occurrence of certain events affecting the underlier. See “The Underlyings — Funds — Price of One Share of a Fund” on page PS-70 of the accompanying product supplement and “The Underlyings — Funds — Anti-Dilution Adjustments” on page PS-72 of the accompanying product supplement for further information.

Business day: as described under “General Terms of Notes — Postponement of a Payment Date” on page PS-45 of the accompanying product supplement

Trading day: as described under “General Terms of Notes — Postponement of a Determination Date — Additional Defined Terms” on page PS-48 of the accompanying product supplement

Use of proceeds and hedging: as described under “Use of Proceeds and Hedging” on page PS-43 of the accompanying product supplement, as supplemented by “— Supplemental Use of Proceeds” below

Tax treatment: You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement. Assuming this treatment is respected, subject to the possible application of the “constructive ownership” rules, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. The notes could be treated as “constructive ownership transactions” within the meaning of Section 1260 of the Code, in which case any gain recognized in respect of the notes that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over your holding period for the notes. Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the notes. Accordingly, U.S. Holders should consult their tax advisers regarding the potential application of the constructive ownership rules.

The IRS or a court may not respect the treatment of the notes described above, in which case the timing and character of any income or loss on your notes could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying

PS-5

property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the constructive ownership regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by this notice.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations. Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2025 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, we expect that Section 871(m) will not apply to the notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the notes. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

ERISA: as described under “Benefit Plan Investor Considerations” on page PS-88 of the accompanying product supplement

Supplemental plan of distribution: as described under “Plan of Distribution (Conflicts of Interest)” on page PS-86 of the accompanying product supplement; we estimate that our share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $          . We expect to agree to sell to JPMS, and JPMS expects to agree to purchase from us, the aggregate principal amount of the notes specified on the front cover of this pricing supplement. JPMS proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this pricing supplement, and to an unaffiliated dealer at that price and to pay that dealer a selling commission not in excess of 1.87% of the principal amount.

Conflicts of interest: JPMS has a “conflict of interest” within the meaning of FINRA Rule 5121 in any offering of the notes in which it participates because JPMorgan Chase & Co. owns, directly or indirectly, all of the outstanding equity securities of JPMS, because JPMS and we are under common control by JPMorgan Chase & Co. and because the net proceeds received from the sale of the notes will be used, in part, by JPMS or its affiliates in connection with hedging our obligations under the notes. The offering of the notes will comply with the requirements of Rule 5121 of Financial Industry Regulatory Authority, Inc. (“FINRA”) regarding a FINRA member firm’s underwriting of securities of an affiliate. In accordance with FINRA Rule 5121, neither JPMS nor any other affiliated agent of ours may make sales in the offering of the notes to any of its discretionary accounts without the specific written approval of the customer.

Calculation agent: JPMS

CUSIP no.: 48134WE37

ISIN no.: US48134WE379

FDIC: the notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

PS-6

Supplemental Terms of the Notes

For purposes of the notes offered by this pricing supplement, all references to each of the following terms used in the accompanying product supplement will be deemed to refer to the corresponding term used in this pricing supplement, as set forth in the table below:

Product Supplement Term	Pricing Supplement Term
Fund	underlier
Initial Value	initial underlier level
Final Value	final underlier level
closing price	closing level
pricing date	trade date
maturity date	stated maturity date
term sheet	preliminary pricing supplement

In addition, the following terms used in this pricing supplement are not defined in the accompanying product supplement: underlier return, upside participation rate, maximum settlement amount and cap level. Accordingly, please refer to “Key Terms” on page PS-3 of this pricing supplement for the definitions of these terms.

Any values of the underlier, and any values derived therefrom, included in this pricing supplement may be corrected, in the event of manifest error or inconsistency, by amendment of this pricing supplement.

The Estimated Value of the Notes

The estimated value of the notes when the terms of the notes are set, which we refer to as the estimated value of the notes, set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. For additional information, see “Selected Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” on page PS-15 of this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” on page PS-15 of this pricing supplement.

The estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and the unaffiliated dealer, the

PS-7

projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits realized in hedging our obligations under the notes, if any, may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. A fee will also be paid to iCapital Markets LLC, an electronic platform in which an affiliate of Goldman Sachs & Co. LLC, who is acting as a dealer in connection with the distribution of the notes, holds an indirect minority equity interest, for services it is providing in connection with this offering. See “Selected Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Will Be Lower Than the Original Issue Price of the Notes” on page PS-14 of this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” on page PS-16 of this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over the period from the trade date through June 13, 2024. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” on page PS-15 of this pricing supplement.

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “Hypothetical Examples” on page PS-9 of this pricing supplement for an illustration of the risk-return profile of the notes and “The Underlier” on page PS-19 of this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and the unaffiliated dealer, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

PS-8

HYPOTHETICAL EXAMPLES

The following table and chart are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that the various hypothetical underlier levels on the determination date could have on the payment at maturity assuming all other variables remain constant.

The examples below are based on a range of final underlier levels that are entirely hypothetical; no one can predict what the underlier level will be on any day throughout the term of your notes, and no one can predict what the final underlier level will be on the determination date. The underlier has been highly volatile in the past — meaning that the underlier level has changed considerably in relatively short periods — and its performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the principal amount and held to the stated maturity date. If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below, such as interest rates, the volatility of the underlier and our and JPMorgan Chase & Co.’s creditworthiness. In addition, the estimated value of the notes will be less than the original issue price. For more information on the estimated value of the notes, see “Summary Information — The Estimated Value of the Notes” on page PS-7 of this pricing supplement. The information in the table also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Principal amount	$1,000
Upside participation rate	3.00
Cap level	107.11% of the initial underlier level
Maximum settlement amount	$1,213.30

Neither a market disruption event nor a non-trading day occurs on the originally scheduled determination date

During the term of the notes, the underlier is not delisted, liquidated or otherwise terminated, the underlier and the underlying index have not been changed in any material respect and the underlier has not been otherwise modified so that it does not, in the opinion of the calculation agent, fairly represent the price of the underlier had those changes or modifications not been made

Notes purchased on original issue date at the principal amount and held to the stated maturity date

Moreover, we have not yet set the initial underlier level that will serve as the baseline for determining the underlier return and the amount that we will pay on your notes, if any, at maturity. We will not do so until the trade date. As a result, the actual initial underlier level may differ substantially from the underlier level prior to the trade date.

For these reasons, the actual performance of the underlier over the term of your notes, as well as the amount payable at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical underlier levels shown elsewhere in this pricing supplement. For information about the historical levels of the underlier during recent periods, see “The Underlier — Historical Closing Levels of the Underlier” below. Before investing in the offered notes, you should consult publicly available information to determine the levels of the underlier between the date of this pricing supplement and the date of your purchase of the offered notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the underlier stocks.

PS-9

The levels in the left column of the table below represent hypothetical final underlier levels and are expressed as percentages of the initial underlier level. The amounts in the right column represent the hypothetical payments at maturity, based on the corresponding hypothetical final underlier level (expressed as a percentage of the initial underlier level), and are expressed as percentages of the principal amount of a note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical payment at maturity of 100.000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding principal amount of the offered notes on the stated maturity date would equal 100.000% of the principal amount of a note, based on the corresponding hypothetical final underlier level (expressed as a percentage of the initial underlier level) and the assumptions noted above.

Hypothetical Final Underlier Level (as Percentage of Initial Underlier Level)	Hypothetical Payment at Maturity (as Percentage of Principal Amount)
150.000%	121.330%
140.000%	121.330%
130.000%	121.330%
120.000%	121.330%
110.000%	121.330%
107.110%	121.330%
105.000%	115.000%
102.500%	107.500%
100.000%	100.000%
75.000%	75.000%
50.000%	50.000%
25.000%	25.000%
0.000%	0.000%

If, for example, the final underlier level were determined to be 25.000% of the initial underlier level, the payment that we would deliver on your notes at maturity would be 25.000% of the principal amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date at the principal amount and held them to the stated maturity date, you would lose 75.000% of your investment (if you purchased your notes at a premium to principal amount you would lose a correspondingly higher percentage of your investment). In addition, if the final underlier level were determined to be 150.000% of the initial underlier level, the payment that we would deliver on your notes at maturity would be capped at the maximum settlement amount (expressed as a percentage of the principal amount), or 121.330% of each $1,000 principal amount note, as shown in the table above. As a result, if you held your notes to the stated maturity date, you would not benefit from any increase in the final underlier level over 107.110% of the initial underlier level.

The following chart also shows a graphical illustration of the hypothetical payments at maturity (expressed as a percentage of the principal amount of your notes) that we would pay on your notes on the stated maturity date, if the final underlier level (expressed as a percentage of the initial underlier level) were any of the hypothetical levels shown on the horizontal axis. The chart shows that any hypothetical final underlier level (expressed as a percentage of the initial underlier level) of less than 100.000% (the section left of the 100.000% marker on the horizontal axis) would result in a hypothetical payment at maturity of less than 100.000% of the principal amount of your notes (the section below the 100.000% marker on the vertical axis) and, accordingly, in a loss of principal to the holder of the notes. The chart also shows that any hypothetical final underlier level (expressed as a percentage of the initial underlier level) of greater than or equal to 107.110% (the section right of the 107.110% marker on the horizontal axis) would result in a capped return on your investment.

PS-10

The payments at maturity shown above are entirely hypothetical; they are based on closing levels for the underlier that may not be achieved on the determination date and on assumptions that may prove to be erroneous. The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical payments at maturity shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. The hypothetical payments at maturity on notes held to the stated maturity date in the examples above assume you purchased your notes at their principal amount and have not been adjusted to reflect the actual price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the principal amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Selected Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” on page PS-16 of this pricing supplement.

The hypothetical returns on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns shown above would likely be lower.

We cannot predict the actual final underlier level or what the market value of your notes will be on any particular day, nor can we predict the relationship between the underlier level and the market value of your notes at any time prior to the stated maturity date. The actual amount that you will receive, if any, at maturity and the rate of return on the offered notes will depend on the actual initial underlier level, cap level and maximum settlement amount we will provide in the final pricing supplement and the actual final underlier level determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes, if any, on the stated maturity date may be very different from the information reflected in the table and chart above.

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Selected Risk Factors

An investment in your notes is subject to the risks described below, as well as the risks described under the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the underlier stocks, i.e., the stocks held by the underlier to which your notes are linked. You should carefully consider whether the offered notes are suited to your particular circumstances.

Risks Relating to the Notes Generally

You May Lose Some or All of Your Investment in the Notes

The notes do not guarantee any return of principal. The return on the notes at maturity is linked to the performance of the underlier and will depend on whether, and the extent to which, the underlier return is positive or negative. Your investment will be exposed to loss if the final underlier level is less than the initial underlier level. For every 1% that the final underlier level is less than the initial underlier level, you will lose an amount equal to 1% of the principal amount of your notes. Accordingly, you could lose some or all of your initial investment at maturity. Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

Your Maximum Gain on the Notes Is Limited to the Maximum Settlement Amount

If the final underlier level is greater than the initial underlier level, for each $1,000 principal amount note, you will receive at maturity a payment that will not exceed the maximum settlement amount, regardless of the appreciation in the underlier, which may be significant. Accordingly, the amount payable on your notes may be significantly less than it would have been had you invested directly in the underlier. The maximum settlement amount will be provided in the final pricing supplement and is expected to be between $1,213.30 and $1,250.50.

The Notes Are Subject to the Credit Risks of JPMorgan Financial and JPMorgan Chase & Co.

The notes are subject to our and JPMorgan Chase & Co.’s credit risks, and our and JPMorgan Chase & Co.’s credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

As a Finance Subsidiary, JPMorgan Financial Has No Independent Operations and Has Limited Assets

As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes. If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.

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No Interest or Dividend Payments or Voting Rights

As a holder of the notes, you will not receive interest payments. As a result, even if the amount payable for your notes on the stated maturity date exceeds the principal amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-fund-linked debt security of comparable maturity that bears interest at a prevailing market rate. In addition, as a holder of the notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the underlier stocks or shares of the underlier would have.

We May Sell an Additional Aggregate Principal Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate principal amount of the notes subsequent to the date of this pricing supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this pricing supplement.

If You Purchase Your Notes at a Premium to the Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at the Principal Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected

The amount you will be paid for your notes on the stated maturity date will not be adjusted based on the price you pay for the notes. If you purchase notes at a price that differs from the principal amount of the notes, then the return on your investment in the notes held to the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at the principal amount. If you purchase your notes at a premium to the principal amount and hold them to the stated maturity date the return on your investment in the notes will be lower than it would have been had you purchased the notes at the principal amount or a discount to the principal amount. In addition, the impact of the cap level on the return on your investment will depend upon the price you pay for your notes relative to the principal amount. For example, if you purchase your notes at a premium to the principal amount, the cap level will permit only a lower percentage increase in your investment in the notes than would have been the case for notes purchased at the principal amount or a discount to the principal amount.

Lack of Liquidity

The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

The Final Terms and Valuation of the Notes Will Be Provided in the Final Pricing Supplement

The final terms of the notes will be based on relevant market conditions when the terms of the notes are set and will be provided in the final pricing supplement. In particular, each of the estimated value of the notes, the cap level and the maximum settlement amount will be provided in the final pricing supplement and each may be as low as the applicable minimum set forth on the cover of this pricing supplement or under “Summary Information — Key Terms,” as applicable. Accordingly, you should consider your potential investment in the notes based on the minimums for the estimated value of the notes, the cap level and the maximum settlement amount.

The Tax Consequences of an Investment in the Notes Are Uncertain

There is no direct legal authority as to the proper U.S. federal income tax characterization of the notes, and we do not intend to request a ruling from the IRS. The IRS might not accept, and a court might not uphold, the treatment of the notes described in “Key Terms — Tax treatment” in this pricing supplement and in “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement. If the IRS were successful in asserting an alternative treatment for the notes, the timing and character of

PS-13

any income or loss on the notes could differ materially and adversely from our description herein. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, described above under “Tax treatment.” While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Risks Relating to Conflicts of Interest

Potential Conflicts of Interest

We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes. Also, the distributor from which you purchase the notes may conduct hedging activities for us in connection with the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests, the economic interests of any distributor performing such duties and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our and JPMorgan Chase & Co.’s business activities, and the business activities of any distributor from which you purchase the notes, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. If the distributor from which you purchase notes is to conduct hedging activities for us in connection with the notes, that distributor may profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the distributor receives for the sale of the notes to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the distributor to sell the notes to you in addition to the compensation they would receive for the sale of the notes. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” on page PS-17 of the accompanying product supplement for additional information about these risks.

Risks Relating to the Estimated Value and Secondary Market Prices of the Notes

The Estimated Value of the Notes Will Be Lower Than the Original Issue Price of the Notes

The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes will exceed the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “Summary Information — The Estimated Value of the Notes” on page PS-7 of this pricing supplement.

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The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates

The estimated value of the notes is determined by reference to internal pricing models of our affiliates when the terms of the notes are set. This estimated value of the notes is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “Summary Information — The Estimated Value of the Notes” on page PS-7 of this pricing supplement.

The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate

The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “Summary Information — The Estimated Value of the Notes” on page PS-7 of this pricing supplement.

The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period

We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Summary Information — Secondary Market Prices of the Notes” on page PS-8 of this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

Secondary Market Prices of the Notes Will Likely Be Lower Than the Original Issue Price of the Notes

Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

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The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Risks Relating to the Notes Generally — Lack of Liquidity” on page PS-13 of this pricing supplement.

Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors

The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the level of the underlier, including:

•	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;
•	customary bid-ask spreads for similarly sized trades;
•	our internal secondary market funding rates for structured debt issuances;
•	the actual and expected volatility of the underlier;
•	the time to maturity of the notes;
•	the dividend rates on the underlier stocks;
•	interest and yield rates in the market generally;
•	the occurrence of certain events to the underlier that may or may not require an adjustment to the share adjustment factor; and
•	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

Risks Relating to the Underlier

There Are Risks Associated with the Underlier

Although the shares of the underlier are listed for trading on Cboe BZX Exchange, Inc. (the “Cboe BZX”) and a number of similar products have been traded on securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the underlier or that there will be liquidity in the trading market. The underlier is subject to management risk, which is the risk that the investment strategies of the underlier’s investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market price of the shares of the underlier and, consequently, the value of the notes.

Further, under continuous listing standards adopted by the Cboe BZX, the underlier will be required to confirm on an ongoing basis that the components of the underlying index satisfy the applicable listing requirements. In the event that its underlying index does not comply with the applicable listing requirements, the underlier would be required to rectify the non-compliance by requesting that the underlying index sponsor modify the underlying index, adopting a new underlying index or obtaining relief from the SEC. There can be no assurance that the underlying index sponsor would modify the underlying index or that relief would be obtained from the SEC and, therefore, non-compliance with the continuous listing standards may result in the underlier being delisted by the Cboe BZX. If the underlier were delisted by the Cboe BZX, the calculation agent would (i) substitute an exchange-traded fund that it determines, in its sole discretion, to be comparable to the underlier or (ii) if no successor fund is available, in its sole

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discretion, calculate the appropriate closing level of the underlier by a computation methodology that it determines will as closely as reasonably possible replicate the underlier.

The Performance and Market Value of the Underlier, Particularly During Periods of Market Volatility, May Not Correlate with the Performance of the Underlying Index as Well as the Net Asset Value per Share of the Underlier

The underlier does not fully replicate the underlying index and may hold securities different from those included in the underlying index. In addition, the performance of the underlier will reflect additional transaction costs and fees that are not included in the calculation of the underlying index. All of these factors may lead to a lack of correlation between the performance of the underlier and the underlying index. In addition, corporate actions with respect to the equity securities held by the underlier (such as mergers and spin-offs) may impact the variance between the performances of the underlier and the underlying index. Finally, because the shares of the underlier are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of the underlier may differ from the net asset value per share of the underlier.

During periods of market volatility, securities held by the underlier may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the underlier and the liquidity of the underlier may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the underlier. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the underlier. As a result, under these circumstances, the market value of one share of the underlier may vary substantially from the net asset value per share of the underlier. For all of the foregoing reasons, the performance of the underlier may not correlate with the performance of the underlying index as well as its net asset value per share of the underlier, which could materially and adversely affect the value of the notes in the secondary market and/or reduce any payment on the notes.

There is No Assurance That the Strategy Employed by the Underlier Will Be Successful.

The underlier seeks to track the investment results, before fees and expenses, of an index composed of U.S. large- and mid-capitalization stocks with quality characteristics as identified through certain fundamental metrics, which is currently the MSCI USA Sector Neutral Quality Index.  The underlying index is a free float-adjusted, modified capitalization-weighted index that aims to reflect the performance of U.S. large- and mid-capitalization stocks that exhibit stronger quality characteristics relative to their peers within the same GICS® sector by identifying stocks with high quality scores based on three main fundamental variables: Return on Equity, Debt to Equity and Earnings Variability. There is, however, no assurance that the underlier will outperform any other exchange-traded fund or any index or strategy that tracks U.S. stocks selected using other criteria.  Companies that issue these stocks may not be able to sustain consistently high returns on equity, earnings and growth year after year and may need to borrow money or issue debt despite their prior history.  Earnings, growth and other measures of a stock’s quality can be adversely affected by market, regulatory, political, environmental and other factors.  In addition, the underlying index is constructed pursuant to a modified market capitalization-weighting methodology.  It is possible that the stock selection and weighting methodology of the underlying index will adversely affect the return of the underlier and, consequently, the value of the underlier and of the notes.

The Notes Are Subject to Risks Associated with the Technology Sector

Currently, a significant portion of the equity securities held by the underlier are issued by companies whose primary line of business is directly associated with the technology sector.  As a result, the value of the notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this sector than a different investment linked to securities of a more broadly diversified group of issuers.  Technology companies, including information technology companies, may have limited product lines, markets, financial resources or personnel.  Technology companies typically face intense competition and potentially rapid product obsolescence.  They are also heavily dependent on intellectual property rights and may be adversely affected by the loss or impairment

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of those rights.  Companies in the technology sector may face increased government and regulatory scrutiny and may be subject to adverse government or regulatory action.  These factors could affect the technology sector and could affect the value of the equity securities held by the underlier and the price of the underlier during the term of the notes, which may adversely affect the value of your notes.

The Anti-Dilution Protection for the Underlier Is Limited

The calculation agent will make adjustments to the share adjustment factor for certain events affecting the shares of the underlier. However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the underlier. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.

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THE Underlier

The iShares® MSCI USA Quality Factor ETF is an exchange-traded fund of iShares® Trust, a registered investment company, that seeks to track the investment results, before fees and expenses, of an index composed of U.S. large- and mid-capitalization stocks with quality characteristics as identified through certain fundamental metrics, which is currently the MSCI USA Sector Neutral Quality Index. The iShares® MSCI USA Quality Factor ETF trades on the Cboe BZX under the ticker symbol “QUAL.” For additional information about the iShares® MSCI USA Quality Factor ETF, see “Fund Descriptions – the iShares® ETFs” on US-135 of the accompanying underlying supplement. For purposes of the accompanying underlying supplement, the iShares® MSCI USA Quality Factor ETF is an “iShares® ETF.” For additional information about the MSCI USA Sector Neutral Quality Index, see “The MSCI USA Sector Neutral Quality Index” below.

In addition, information about the iShares® MSCI USA Quality Factor ETF may be obtained from other sources, including, but not limited to, the underlier sponsor’s website (including information regarding the underlier’s (i) top ten constituents and their weightings and (ii) sector weightings). We are not incorporating by reference into this pricing supplement the website or any material it includes. Neither we nor any agent or dealer for this offering makes any representation that this publicly available information regarding the underlier is accurate or complete.

The MSCI USA Sector Neutral Quality Index

General

All information contained in this pricing supplement regarding the MSCI USA Sector Neutral Quality Index (the “USA Sector Neutral Quality Index”), including, without limitation, its make-up, performance, method of calculation and changes in its components, has been derived from publicly available sources, without independent verification. This information reflects the policies of and is subject to change by MSCI Inc. (“MSCI”). The USA Sector Neutral Quality Index is calculated, maintained and published by MSCI. MSCI does not have any obligation to continue to publish, and may discontinue the publication of, the USA Sector Neutral Quality Index.

The USA Sector Neutral Quality Index is a free float-adjusted, modified capitalization-weighted index that aims to reflect the performance of U.S. large- and mid-capitalization stocks that exhibit stronger quality characteristics relative to their peers within the same General Industry Classification Standard (GICS®) sector by identifying stocks with high quality scores based on three main fundamental variables: Return on Equity, Debt to Equity and Earnings Variability.

The USA Sector Neutral Quality Index is reported by Bloomberg L.P. in U.S. dollars under the ticker symbol “MXCXAAL.”

Index Construction Methodology

Applicable Universe. The applicable universe includes all the existing constituents of an underlying MSCI index (herein, a “Parent Index”). The Parent Index for the USA Sector Neutral Quality Index is the MSCI USA Index. The MSCI USA Index is a free float-adjusted market capitalization index designed to measure the performance of the large- and mid-cap segments of the U.S. equity market.

Determination of Quality Score. The Quality score for each security is calculated by combining Z-Scores of three winsorized fundamental variables, namely Return on Equity, Debt to Equity and Earnings Variability.

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Fundamental Variable	Calculation Details
Return on Equity (ROE)	(ROE) is calculated using the trailing 12-month earnings per share figure and latest book value per share
Debt to Equity (D/E)	Debt to Equity is calculated using the latest fiscal year total debt and book value
Earnings Variability	Earnings Variability is defined as the standard deviation of y-o-y earnings per share growth over the last five fiscal years
•	Winsorizing the variable. As part of the standardization process, outlier fundamental variable values are winsorized to ensure that the average values used to standardize the variables are less affected by extreme values. To do this, for a given variable, the values for all securities are first ranked in ascending order within the Parent Index. Missing values are excluded from the ranking. Then, for securities that lie below the 5th percentile rank or above the 95th percentile rank, their value is set equal to the value of the 5th percentile ranked or 95th percentile ranked security, as applicable. This process is repeated for each of the three fundamental variables.

For example, assume there are 200 securities ranked in ascending order of the variable value. The 5th percentile security is the 10th ranked security and the 95th percentile security is the 191st ranked security. For all the securities ranked from 1 through 9, their values become equal to the value of the 10th ranked security. Meanwhile, for all securities ranked from 192 through 200, their values become equal to the value of the 191st ranked security.

•	Calculating Z-Scores. After winsorizing all the three variables within the Parent Index, the Z-Score for each of the three variables for each security can be calculated using the mean and standard deviation of the relevant variable within the Parent Index.

Computing a Z-Score is a widely used method of standardizing a variable in order to combine it with other variables that may have a different unit of measurement or a different scale. Because it has a mean value of 0 and standard deviation of 1, the value of z-scores show how many standard deviation a given value lies from the mean.

The Z-Score is defined as follows for ROE (Return on Equity):

A negative Z-score is calculated to ensure that a security having higher Debt to Equity or higher Earnings Variability gets a lower respective Z-Score.

•	Calculating the composite Quality Z-Score. After standardizing each of the three variable values for each security, MSCI calculates a composite Quality Z-Score for each security. The Quality Z-
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Scores are computed by averaging the Z-scores of all the three fundamental descriptors as calculated in the previous step.

Computation of the Quality Z-Score also depends on the availability of fundamental variables as described below.

Case	Detail	Action
Case 1	ROE is missing	If ROE is missing, composite Quality Z-Score is not calculated and the security will not be part of the USA Sector Neutral Quality Index
Case 2	Debt to Equity is missing, but other two variables are available	Composite Quality Z-Score is calculated using ROE and Earnings Variability Z-Scores
Case 3	Earnings Variability is missing, but other two variables are available	Composite Quality Z-Score is calculated using ROE and Debt to Equity Z-Scores
Case 4	Debt to Equity and Earnings Variability are missing but ROE is available	Composite Quality Z-Score is not calculated and the security will not be part of the USA Sector Neutral Quality Index
Case 5	All three variables are missing	Security will not be part of the MSCI Quality Index

The Quality Score is then computed from the composite Quality Z-Score as follows:

Where Z is the composite Quality Z-Score determined in the previous step

•	Calculating the sector-relative Quality Score. A sector-relative quality score is then derived from the composite Quality Z-Score. It is arrived at by standardizing the composite Quality Z-Score within each sector. The sector-relative quality scores are winsorized at +/- 3. The Quality Score is then computed from the sector-relative quality score as follows:

Where is the sector-relative Quality Score determined in the previous step.

Security Selection. The USA Sector Neutral Quality Index is constructed using a fixed number of securities approach. All the existing constituents of the Parent Index are ranked based on their Quality Scores. If multiple securities have the same Quality Score, then the security having a higher weight in the Parent Index is given a higher rank. A fixed number of securities with the highest positive Quality Scores are predetermined at initial construction with an aim to attain a high exposure to the Quality factor while maintaining sufficient index market capitalization and number of securities coverage. The fixed number for security selection determined at initial construction is evaluated at every Semi-Annual Index Review (SAIR) to ensure that the Quality universe has sufficient index market capitalization coverage.

Weighting Scheme. At each rebalancing, all the securities eligible for inclusion in the MSCI Quality Indexes are weighted by the product of their market capitalization weight in the Parent Index and the Quality Score.

The above weights are then normalized to 100%. Additionally, constituent weights are capped at 5% at the issuer level to mitigate concentration risk.

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To determine sector neutral weighting, these weights are then updated to implement sector neutrality, i.e., the weight of each sector in the USA Sector Neutral Quality Index is equated with the weight of that sector in the Parent Index at the rebalancing. This is done by normalizing the weights of the constituents within each sector to reflect the Parent Index sector weight. If no securities are selected from any particular sector(s) of the Parent Index to the USA Sector Neutral Quality Index during rebalancing, the proforma weight of that sector in the Parent Index will be re-distributed amongst remaining sectors of the MSCI Sector Neutral Quality Index.

The final security level inclusion factor is determined as the ratio of the final security level weight and the security level pro forma market capitalization weight in the Parent Index.

Index Maintenance

Semi-annual Index Review. The USA Sector Neutral Quality Index is rebalanced on a semi-annual basis, usually as of the close of the last business day of May and November, coinciding with the May and November Semi-Annual Index Review of the MSCI Global Investable Market Indexes. Fundamental variables as of the end of April and October are used respectively. This approach aims to capture timely updates to Quality characteristics of the companies and coincides with the rebalancing frequency of the Parent Index. The pro forma USA Sector Neutral Quality Index is in general announced nine business days before the effective date.

•         Buffer rules. To reduce Index turnover and enhance Index stability, buffer rules are applied at 20% of the fixed number of securities in the USA Sector Neutral Quality Index.

Ongoing Event Related Changes. The general treatment of corporate events in the USA Sector Neutral Quality Index aims to minimize turnover outside of Index Reviews. The methodology aims to appropriately represent an investor’s participation in an event based on relevant deal terms and pre-event weighting of the index constituents that are involved. Further, changes in index market capitalization that occur as a result of corporate event implementation will be offset by a corresponding change in the Variable Weighting Factor (VWF) of the constituent.

Additionally, if the frequency of Index Reviews in the Parent Index is greater than the frequency of Index Reviews in the USA Sector Neutral Quality Index, the changes made to the Parent Index during intermediate Index Reviews will be neutralized in the USA Sector Neutral Quality Index.

The following section briefly describes the treatment of common corporate events. No new securities will be added (except where noted below) to the Index between Index Reviews. Parent Index deletions will be reflected simultaneously.

Event Type	Event Details
New additions to the Parent Index	A new security added to the Parent Index (such as IPO and other early inclusions) will not be added to the USA Sector Neutral Quality Index.
Spin-offs	All securities created as a result of the spin-off of an existing constituent will be added to the USA Sector Neutral Quality Index at the time of event implementation. Reevaluation for continued inclusion in the USA Sector Neutral Quality Index will occur at the subsequent Index Review.
Merger/Addition

For Mergers and Acquisitions, the acquirer’s post event weight will account for the proportionate amount of shares involved in deal consideration, while cash proceeds will be invested across the USA Sector Neutral Quality Index.

If an existing constituent is acquired by a non-constituent, the existing constituent will be deleted from the USA Sector Neutral

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Quality Index and the acquiring non-constituent will not be added to the USA Sector Neutral Quality Index.
Changes in Security Characteristics	A security will continue to be a constituent if there are changes in characteristics (country, sector, size segment, etc.) Reevaluation for continued inclusion in the USA Sector Neutral Quality Index will occur at the subsequent Index Review.
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Historical Closing Levels of the Underlier

The closing level of the underlier has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing level of the underlier during any period shown below is not an indication that the underlier is more or less likely to increase or decrease at any time during the term of your notes.

You should not take the historical levels of the underlier as an indication of the future performance of the underlier. We cannot give you any assurance that the future performance of the underlier or the underlier stocks will result in a return of any of your initial investment on the stated maturity date. In light of the increased volatility currently being experienced by the securities markets, and recent market declines, it may be substantially more likely that you could lose all or a substantial portion of your investment in the notes.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlier. The actual performance of the underlier over the term of the offered notes, as well as the amount payable at maturity, may bear little relation to the historical levels shown below.

The graph below shows the closing levels of the underlier on each day from January 2, 2019 through March 8, 2024. The closing level of the underlier on March 8, 2024 was $161.61. We obtained the closing levels shown above and in the graph below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The closing levels of the underlier above and below may have been adjusted by Bloomberg for actions taken by the underlier, such as stock splits.

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